Exhibit 99.1

AMENDED AND RESTATED

NETSPEND HOLDINGS, INC.

2004 EQUITY INCENTIVE PLAN

1. Purpose of the Plan. The purpose of the Amended and Restated NetSpend Holdings, Inc. 2004 Equity Incentive Plan is (i) to further the growth and success of NetSpend Holdings, Inc., a Delaware corporation (the “Company”), by enabling Employees (as defined below) and Consultants (as defined below) of the Company and its Affiliates to acquire shares of Common Stock, thereby increasing their personal interest in such growth and success, and (ii) to provide a means of rewarding outstanding service by such persons to the Company and/or its Affiliates.

2. Definitions. As used herein, the following definitions shall apply:

(a) An “Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person. A Person shall be deemed to control another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Award” means an award of an Option, Stock Appreciation Right, Restricted Stock, Performance Unit or other stock-based award.

(c) “Award Agreement” means the written agreement evidencing an Award.

(d) “Award Cycle” means a period of consecutive fiscal years or portions thereof designated by the Committee over which Performance Units are to be earned.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means (i) “Cause” as defined in any individual agreement between the Company or an Affiliate and the Participant or (ii) if the Participant is not a party to such an individual agreement or if such agreement does not define “Cause”: (A) the refusal or neglect of such Participant to perform substantially his or her employment or service-related duties, following written notice from the Committee describing such refusal or neglect and an opportunity for 30 days to cure the condition to the satisfaction of the Committee, (B) such Participant’s willful misconduct or breach of fiduciary duty, (C) such Participant’s conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or (D) the breach by such Participant of any covenant, agreement or obligation with the Company or any of its Affiliates not to disclose any material information pertaining to the Company or such Affiliate or not to compete or interfere with the Company or such Affiliate.

(g) “Change in Control” has the meaning set forth in Section 10(d).

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means the committee appointed by the Board in accordance with Section 4 or, where no such committee is appointed, the Board.

(j) “Common Stock” means the common stock, $0.001 par value per share, of the Company.

(k) “Company” means NetSpend Holdings, Inc., a Delaware corporation.

(l) “Consultant” means any person who is engaged by the Company or any Affiliate to render consulting or advisory services, whether or not compensated for such services, and any director of the Company or any Affiliate who is not an Employee, whether or not compensated for such services.

(m) “Corporate Transaction” has the meaning set forth in Section 10(d).

(n) “Covered Employee” means a Participant designated prior to the grant of Restricted Stock or Performance Units by the Committee who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which the Restricted Stock or Performance Units are expected to be taxable to such Participant.

(o) “Disability” means a permanent disability as set forth in the long-term disability policy of the Company or its Affiliates as may be in effect from time to time or, if no such policy is in effect, “Disability” shall have the meaning determined in good faith by the Committee.

(p) “Disqualifying Disposition” has the meaning set forth in Section 19.

(q) “Employee” means any person, including officers and directors, employed (within the meaning of Section 422 of the Code and the regulations and interpretive guidance issued thereunder) by the Company or any Affiliate. The payment of a director’s fee by the Company or any Affiliate shall not in itself be sufficient to constitute “employment” by the Company or such Affiliate.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Expiration Date” has the meaning set forth in Section 14.

(t) “Fair Market Value” If there is a regular public trading market for the Common Stock, the “Fair Market Value” of a share of Common Stock shall mean, as of any given date, (1) the price of the Common Stock on the composite transaction tape of the Nasdaq Stock Market as of the close of the regular business hours of the Nasdaq Stock Market, without regard to after-hours trading, on the most recent date for which such closing price is available, or (2) if the Common Stock is not listed on the Nasdaq Stock Market, the analogous closing price on any other national securities exchange on which the Common Stock is listed, or (3) such other method, as determined by the Committee in good faith, to the extent permitted under Section 422(c)(1) of the Code and the regulations thereunder. If there is no regular public trading market for the Common Stock, the “Fair Market Value” of a share of Common Stock shall be determined by the Committee in good faith after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length. The Fair Market Value of any property other than Common Stock shall be the fair market value of such property determined by such methods and procedures as shall be established from time to time by the Committee.

(u) “Freestanding Stock Appreciation Right” has the meaning set forth in Section 6(a).

(v) “Grant Date” means, with respect to any Award, the date on which such Award is granted pursuant to the Plan.

(w) “Initial Public Offering” means the first firm commitment underwritten public offering for shares of Common Stock pursuant to an effective registration statement under the Securities Act with aggregate gross proceeds of at least $25,000,000.

(x) “ISO” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(y) “NSO” means an Option not intended to qualify as an ISO.

(z) “Option” means an option to purchase shares of Common Stock granted pursuant to Section 5.

(aa) “Option Agreement” means a written agreement evidencing an Award of an Option.

(bb) “Optioned Shares” means the number of shares of Common Stock with respect to which an Option is being exercised.

(cc) “Option Price” shall have the meaning set forth in Section 5(c)(i).

(dd) “Participant” means any Employee or Consultant designated by the Committee to participate in the Plan.

(ee) “Performance Goals” means the performance goals established by the Committee in connection with the grant of Restricted Stock or Performance Units. In the case of Qualified Performance-Based Awards, (x) such goals shall be based on the attainment of specified levels of one or more or a combination of any of the following measures: (1) revenue, (2) gross margin, (3) operating expense excluding depreciation and amortization and equity expense as a percentage of revenue, (4) earnings before interest and taxes, (5) earnings before interest, taxes depreciation and amortization, (6) pre-tax income, (7) net income from continuing operations, (8) earnings per share from continuing operations, (9) cash earnings per share from continuing operations, (10) return on assets, (11) return on equity, (12) return on invested capital, (12) leverage ratio, (14) fixed charge ratio, (15) new product introduction milestones, (16) trading price per share, (17) operating margin, (18) gross margin, (19) cash flow, (20) operating expense, excluding depreciation and amortization and equity expense, and (21) market share.

(ff) “Performance Unit” means an Award granted under Section 8.

(gg) “Person” means an individual or group of individuals, a corporation, an association, a partnership, a limited or general limited liability company, an estate, a trust, and any other entity or organization, governmental or otherwise.

(hh) “Plan” means this Amended and Restated NetSpend Holdings, Inc. 2004 Equity Incentive Plan.

(ii) “Qualified Performance-Based Award” means an Award of Restricted Stock or Performance Units designated as such by the Committee at the time of grant, based upon a determination that (i) the Participant is a Covered Employee and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

(jj) “Restricted Stock” means an Award of shares of Common Stock granted pursuant to Section 7.

(kk) “Restricted Stock Agreement” means a written agreement evidencing an Award of Restricted Stock.

(ll) “Roll-Over Option” has the meaning set forth in the Contribution Agreement, dated as of March 30, 2004, by and among NetSpend Corporation, a Delaware corporation, and the stockholders and holders of options listed therein.

(mm) “Rule 16b-3” means Rule 16b-3 promulgated under Section 16(b) of the Exchange Act.

(nn) “Securities Act” means the Securities Act of 1933, as amended.

(oo) “Stock Appreciation Right” or “SAR” means an Award granted under Section 6.

(pp) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(qq) “Tandem Stock Appreciation Right” has the meaning set forth in Section 6(a).

(rr) “Termination of Service” means the termination of a Participant’s employment with, or performance of services for, the Company and/or any of its Affiliates for any reason, whether voluntary or involuntary. A temporary absence because of illness, vacation or approved leave of absence and/or a transfer between the Company and its Affiliates shall not be considered a Termination of Service. Unless the Committee specifies otherwise, (1) a Termination of Service shall not include a Participant’s transfer (at the Company’s request) to provide services to any partnership, joint venture or corporation not meeting the requirements of an Affiliate in which the Company or any Affiliate is a party and which is designated by the Committee as subject to this provision and such service shall be considered employment and/or service for purposes of this Plan and (2) a Participant employed by, or performing services for, an Affiliate shall also be deemed to incur a Termination of Service if the Affiliate ceases to be an Affiliate and the Participant does not immediately thereafter become an employee of, or service-provider for, the Company or an Affiliate. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Committee and such determination shall be final.

Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

3.	Shares of Common Stock Subject to the Plan.

(a) Subject to the provisions of Section 10 (relating to adjustments upon changes in capital structure and other corporate transactions), the number of shares of Common Stock that may be issued and delivered to Participants and their beneficiaries under the Plan shall be 22,459,980, which amount shall be increased, on the first business day of each fiscal year, by the lesser of (1) 3% of the issued and outstanding shares of Common Stock, measured immediately prior to such annual increase, (2) 3,000,000 shares of Common Stock, or (3) such lesser amount as determined by the Board. If and to the extent any Award or portion of an Award granted under the Plan is forfeited, shares of Restricted Stock granted under the Plan are repurchased by the Company at the Participant’s cost, or Options or SARs granted under the Plan terminate, expire or are canceled or forfeited, without having been fully exercised, new Awards may be granted under the Plan with respect to the shares of Common Stock covered by such terminated, repurchased, expired, canceled or forfeited Awards. If the Option Price of any Option granted under the Plan is satisfied by delivering shares of Common Stock to the Company, only the number of shares of Common Stock issued net of the shares of Common Stock delivered shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan. To the extent any shares of Common Stock subject to an Award are not delivered to a Participant because such shares are used to satisfy an applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.

(b) Character of Shares. The shares of Common Stock issuable in connection with Awards granted under the Plan shall be (i) authorized but unissued shares of Common Stock, (ii) shares of Common Stock held in the Company’s treasury or (iii) a combination of the foregoing.

(c) Award Limits. Notwithstanding any provision of the Plan other than Section 10(a), (i) no Participant may be granted (A) Options or Stock Appreciation Rights during any three-year period with respect to more than 5,000,000 shares of Common Stock, or (B) Restricted Stock or Performance Units that are denominated in shares of Common Stock, in any three-year period with respect to more than 3,000,000 shares of Common Stock, and (ii) the maximum dollar value payable with respect to Performance Units and/or other stock-based Awards that are valued with reference to property other than shares of Common Stock and granted to any Participant in any performance period is $3,000,000 times the number of years in such performance period. For purposes of clarification, with respect to any award that is first measured in dollars and then converted into a number of shares of Common Stock, the limitation described in clause (ii) above shall apply. The limitations set forth in this Section 3(c) shall be applied in a manner that will permit compensation generated under the Plan to constitute “performance-based” compensation for purposes of the Section 162(m) Exemption. The provisions of this Section 3(c) shall not apply in any circumstance with respect to which the Committee in its sole discretion determines that compliance with the Section 162(m) Exemption is not necessary.

(d) Dividends. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment shall only be permissible if sufficient shares of Common Stock are available under this Section 3 for such reinvestment (taking into account then outstanding Options and other Awards).

4.	Administration of the Plan.

(a)	Committee.

(i) Initial Plan Procedure. If the Plan is not intended to comply with Rule 16b-3, the Plan shall be administered by the Board or by a committee consisting of two or more directors appointed to such Committee from time to time by the Board.

(ii) Plan Procedure in Relation to Rule 16b-3. So long as the Plan is intended to comply with Rule 16b-3, in order to permit transactions pursuant to the Plan by officers and directors of the Company to be exempt from the provisions of Section 16(b) of the Exchange Act, the Plan shall be administered by the Committee, which shall consist of two or more directors appointed to such Committee from time to time by the Board; provided that each member of the Committee, at the effective date of his or her appointment to the Committee and for so long as such person serves on the Committee, shall be a non-employee director within the meaning of Rule 16b-3.

(b) Procedures. The Committee shall adopt (and shall have the authority to amend and rescind) such rules and regulations as it shall deem appropriate concerning the holding of meetings and the administration of the Plan. A majority of the entire Committee shall constitute a quorum and the actions of a majority of the members of the Committee present at a meeting at which a quorum is present, or actions approved in writing by all of the members of the Committee, shall be the actions of the Committee; provided, however, that if the Committee consists of only two members, both shall be required to constitute a quorum and to act at a meeting or to approve actions in writing. The Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons (i) subject to Section 16 of the Exchange Act or (ii) who are, or who are reasonably expected to be, “covered employees” for purposes of Section 162(m) of the Code. Any authority granted to the Committee may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would violate any applicable law or the applicable rules of a stock exchange or that would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act.

(c) Awards. Subject to the provisions of the Plan, the Committee shall have plenary authority, in its discretion, to determine all matters and issues relating to the granting of Awards under the Plan, including, without limitation,

(i) the Employees and Consultants to whom Awards shall be granted;

(ii) whether and to what extent Restricted Stock, Performance Units, Stock Appreciation Rights, ISOs and NSOs, or other stock-based awards, or any combination thereof are to be granted hereunder;

(iii) those Employees of the Company and/or its Subsidiaries who are eligible to receive ISOs;

(iv) the time or times at which Awards shall be granted;

(v) the number of shares subject to each Award;

(vi) whether an Award Agreement must be executed by a Participant’s spouse in community property states;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations,

(viii) to correct any defect, supply any omission and reconcile any inconsistency in the Plan; and

(ix) the terms and conditions of any Award, including the Option Price, the purchase price per share, any vesting condition (including performance-based goals), restriction or limitation (which may be related to the performance of the Participant, the Company or any Affiliate) and any vesting acceleration (whether upon a Change in Control or otherwise) or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine; and

(x) subject to Section 15 or any similar provision in any applicable Award Agreement, whether to modify, amend or adjust the terms and conditions of any Award; provided, however, that the Committee may not adjust upwards the amount payable with respect to a Qualified Performance-Based Award or waive or alter the Performance Goals associated therewith.

(d) Interpretation. Except as otherwise expressly provided in the Plan, the Committee shall have all powers with respect to the administration of the Plan, including, without limitation, full power and authority to interpret the provisions of the Plan and any Award Agreement, and to resolve all questions arising under the Plan. All decisions of the Committee shall be conclusive and binding on all persons.

(e) Participants’ Rights. No Participant or other person shall have any claim to be granted any Award. There is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each Participant or holder or beneficiary.

5.	Options.

(a) General. Options may be granted by the Committee under the Plan only to persons who are Employees or Consultants. Options granted under the Plan shall be, in the discretion of the Committee, either ISOs or NSOs.

(i) ISOs may be granted only to Employees of the Company or a Subsidiary. To the extent that any Option is not designated as an ISO or even if so designated does not qualify as an ISO at or subsequent to its Grant Date, it shall constitute an NSO.

(ii) Notwithstanding subsection (a) to the contrary, Options may be conditionally granted to persons who are prospective Employees or Consultants; provided, however, that any such conditional grant of an ISO to a prospective Employee shall, by its terms, become effective no earlier than the date on which such person actually becomes an Employee.

(b) Option Agreements. Each Option granted under the Plan shall be designated as an ISO or an NSO and shall be subject to the terms and conditions applicable to ISOs and/or NSOs (as the case may be) set forth in the Plan. In addition, each Option shall be evidenced by an Option Agreement, containing such terms and conditions and in such form, not inconsistent with the Plan, as the Committee shall, in its discretion, provide. Such terms and conditions may include, but are not limited to, the Option Price, the time or times when Options may be exercised, any vesting, acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or the shares relating thereto.

(c) Option Price. Subject to Section 10, the price (the “Option Price”) at which each share of Common Stock subject to an Option granted under the Plan may be purchased shall be determined by the Committee at the time the Option is granted; provided, however, that in the case of an ISO (other than a substitute Option), such Option Price shall in no event be less than (1) 100% of the Fair Market Value, or (2) in the case of an Employee who owns, directly or indirectly (within the meaning of Sections 422(b)(6) and 424(d) of the Code), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the Option Price shall be not less than 110% of the Fair Market Value. With respect to ISOs granted to a prospective Employee under Section 5(b) above, the Option Price shall be the Fair Market Value on the date the prospective Employee becomes an Employee of the Company or a Subsidiary.

(d) ISO Status. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) which is intended to be an ISO is not an ISO.

(e) Exercisability of Options.

(i) Committee Determination. Each Option granted under the Plan shall be exercisable at such time or times, or upon the occurrence of such event or events,

and for such number of shares subject to the Option, as shall be determined by the Committee and set forth in the Option Agreement evidencing such Option. If an Option is not at the time of grant immediately exercisable, the Committee may (i) in the Option Agreement evidencing such Option, provide for the acceleration of the exercise date or dates of the subject Option upon the occurrence of specified events and/or (ii) at any time prior to the complete termination of such Option, accelerate the exercise date or dates of such Option.

(ii) Non-Exempt Employees. Unless otherwise determined by the Committee, no Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended (“FLSA”), shall be first vested for any shares of Common Stock until at least six months following the Grant Date of the Option. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise of an Option will not be included as a portion of his or her regular rate of pay for purposes of the FLSA.

(iii) Termination of Options.

(A) General. With respect to any Option, unless the Committee determines that a shorter term shall apply and such shorter term is set forth in the Option Agreement evidencing such Option, an Option shall terminate and shall no longer be exercisable ten years from the date on which such Option is granted or, in the case of an ISO granted to an Employee who owns, directly or indirectly (within the meaning of Sections 422(b)(6) and 424(d) of the Code), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, five years from the date on which such ISO is granted.

(B) Death or Disability. With respect to any Option, unless otherwise determined by the Committee and set forth in the Option Agreement evidencing such Option, in the event of a Participant’s death or Termination of Service by reason of Disability, any Option held by such Participant may thereafter be exercised by the Participant (or his or her beneficiary designated in accordance with Section 21 or estate), to the extent it was exercisable at the time of termination, until the earlier of (1) one year from the date of such death or Termination of Service and (2) the expiration of the stated term of such Option.

(C) Termination for Cause. With respect to any Option, unless otherwise determined by the Committee and set forth in the Option Agreement evidencing such Option, in the event of a Participant’s Termination of Service by the Company or an Affiliate for Cause, any Option held by such Participant, whether or not exercisable, shall terminate and shall no longer be exercisable as of the date of such Termination of Service.

(D) Other Termination of Service. Unless otherwise determined by the Committee and set forth in the applicable Award Agreement, in the event of a Participant’s Termination of Service for any reason other than death, Disability or Cause, any Option held by such Participant may thereafter be exercised by the

Participant, to the extent it was exercisable at the time of termination, until the earlier of (1) 90 days from the date of such Termination of Service (provided, however, that if the Participant shall die during such ninety-day period, the time of termination of the unexercised portion of the Option shall be one year from the date of the Participant’s death); and (2) the expiration of the stated term of such Option.

(E) Unauthorized Transfer of Option. Except to the extent permitted by Section 5(e)(v), an Option shall terminate and shall no longer be exercisable on the date on which such Option or any part thereof or right or privilege relating thereto is transferred (otherwise than by will or the laws of descent and distribution), assigned, pledged, hypothecated, attached or otherwise disposed of by the Participant.

(F) Roll-Over Option. Notwithstanding anything to the contrary in this Section 5(e)(iii), a Roll-Over Option shall terminate only at the time set forth in the Option Agreement evidencing the grant of such Roll-Over Option.

(iv) Unvested Options. Unless otherwise determined by the Committee or as set forth in any applicable Option Agreement, any Option that is unvested as of the date of a Participant’s Termination of Service shall terminate and shall be forfeited as of the date of such Termination of Service.

(v) Nonassignability of Option Rights. No Option granted under the Plan shall be assignable or otherwise transferable by the Participant except by will or by the laws of descent and distribution, except that an Option which is not intended to be an ISO may, if the Option Agreement so provides, also be transferable to a “Family Member” (as that term is defined in Rule 701 promulgated under the Securities Act) for the sole benefit thereof. An ISO may be exercised during the lifetime of the Participant only by the Participant, unless otherwise permitted under Section 422 of the Code and the regulations promulgated thereunder. A NSO may be exercised during the lifetime of the Participant only by the Participant, unless otherwise determined by the Committee. If a Participant dies, his or her Option shall thereafter be exercisable, during the period specified in the Option Agreement (or, if not so specified, during the period specified in Section 5(e)(iii), by his or her executors, administrators or beneficiary (designated in accordance with Section 21) to the full extent to which such Option was exercisable by the Participant at the time of his or her death.

(f)	Procedure for Exercise.

(i) Payment. At the time an Option is granted under the Plan, the Committee shall, in its discretion, specify one or more of the following forms of payment which may be used by a Participant upon exercise of the Option: (A) cash or personal or certified check payable to the Company in an amount equal to the aggregate Option Price of the Optioned Shares; (B) if authorized by the Committee, tendering (either actually or by attestation) owned and unencumbered shares of Common Stock acceptable to the Committee and having a Fair Market Value on the date of exercise of the Option equal to or less than the aggregate Option Price of the Optioned Shares; (C) in compliance with any cashless exercise program or broker-assisted cashless exercise program authorized by the Committee for use in connection with the Plan at the time of such exercise; or (D) a combination of the methods set forth in clauses (A), (B) and (C) and/or any other method expressly approved by the Committee.

(ii) Notice. An Option shall be exercised by the filing of a written notice with the Company or the Company’s designated exchange agent (the “exchange agent”), on such form and in such manner as the Committee shall in its sole discretion prescribe.

(iii) Exercise Date. The exercise date of an Option shall be the later of (1) the date specified in the option exercise notice and (2) the date on which the Participant has complied with the requirements set forth in the Plan and by the Committee (pursuant to the Plan) with respect to exercising an Option.

(iv) Stockholder Rights. A Participant shall have all of the rights of a shareholder of the Company holding Common Stock that is subject to such Option when the Participant has given written notice of exercise in accordance with this Section 5(f), has paid in full for such shares and, if requested, has given the representation described in Section 11, if applicable.

6.	Stock Appreciation Rights

(a) Grant and Exercise. Stock Appreciation Rights may be granted to eligible Participants without relationship to an Option (each, a “Freestanding Stock Appreciation Right”) or in conjunction with all or part of any Option granted under the Plan (each, a “Tandem Stock Appreciation Right”). In the case of an NSO, Tandem Stock Appreciation Rights may be granted either at or after the time of grant of such Option. In the case of an ISO, Tandem Stock Appreciation Rights may be granted only at the time of grant of such Option. A Tandem Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Option.

(b) Terms of Freestanding Stock Appreciation Rights. Freestanding Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following: (i) a Freestanding Stock Appreciation Right shall be exercisable as determined by the Committee, but in no event after ten years from the Grant Date; (ii) the base price of a Freestanding Stock Appreciation Right shall be the Fair Market Value of a share of Common Stock on the Grant Date. A Freestanding Stock Appreciation Right shall entitle the holder, upon exercise of such right, to an amount in cash, shares of Common Stock or both (as determined by the Committee), with a value equal to the product of (A) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right over the base price of the Stock Appreciation Right and (B) the number of shares of Common Stock as to which such Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment; (iii) a Freestanding Stock Appreciation Right shall be exercised by giving written notice of exercise to the Company or its designated agent specifying the number of shares of Common Stock as to which such Stock Appreciation Right is being exercised; and (iv) a Freestanding Stock Appreciation Right shall not be transferable other than by will or laws of descent and distribution.

(c) Terms of Tandem Stock Appreciation Rights. Tandem Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following: (i) Tandem Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate are exercisable in accordance with the provisions of Section 5; (ii) upon the exercise of a Tandem Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash, shares of Common Stock or both, in value equal to the excess of the Fair Market Value of one share of Common Stock over the option price per share specified in the related Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment; (iii) a Tandem Stock Appreciation Right may be exercised by a Participant in accordance with this Section 6(c) by surrendering the applicable portion of the related Option in accordance with procedures established by the Committee, and, upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in this Section 6(c) and Options which have been so surrendered shall no longer be exercisable to the extent the related Tandem Stock Appreciation Rights have been exercised; (iv) upon the exercise of a Tandem Stock Appreciation Right, the Option or part thereof to which such Tandem Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 on the number of shares of Common Stock to be issued under the Plan, but only to the extent that the number of shares covered by the Tandem Stock Appreciation Right at the time of exercise is based on the value of the Tandem Stock Appreciation Right at such time; and (v) Tandem Stock Appreciation Rights shall be transferable only to permitted transferees of the underlying Option in accordance with Section 5(e)(v).

7.	Restricted Stock.

(a) General. Restricted Stock may be granted to Participants at such time or times upon or following the effective date of the Plan as shall be determined by the Committee. Each Award of Restricted Stock shall be evidenced by a Restricted Stock Agreement that shall specify the consideration paid, if any, for the Restricted Stock, the vesting provisions of such Restricted Stock and such other terms consistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters.

(b) Terms and Conditions. Restricted Stock shall be subject to the terms and conditions set forth below:

(i) The Committee may, prior to or at the time of grant, designate an Award of Restricted Stock as a Qualified Performance-Based Award, in which event it shall condition the grant or vesting, as applicable, of such Restricted Stock upon the attainment of Performance Goals. If the Committee does not designate an Award of Restricted Stock as a Qualified Performance-Based Award, it may also condition the grant or vesting thereof upon the attainment of Performance Goals. Regardless of whether an Award of Restricted Stock is a Qualified Performance-Based Award, the Committee may also condition the grant or vesting thereof upon the continued service of the Participant or provide that such Award is fully vested on the Grant Date. The conditions for grant or vesting and the other provisions of Restricted Stock Awards

(including, without limitation. any applicable performance goals) need not be the same with respect to each Participant. The Committee may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions; provided, however, that (except as otherwise provided in Section 7(b)(iii) or 10(b)) in the case of Restricted Stock that is a Qualified Performance-Based Award, the applicable Performance Goals have been satisfied.

(ii) Subject to the provisions of the Plan and the Restricted Stock Agreement, during the period, if any, set by the Committee, commencing with the date of such Award for which such continued service is required (the “Restriction Period”), and until either, as determined by the Committee, the later of (i) the expiration of the Restriction Period and (ii) the date the applicable performance goals (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock.

(iii) Except to the extent otherwise provided in the applicable Restricted Stock Agreement or Section 7(b)(i), this Section 7(b)(iii), 7(b)(v) or Section 10(b), upon a Participant’s Termination of Service for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all shares still subject to restriction shall be forfeited by the Participant; provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions (other than, in the case of Restricted Stock which is a Qualified Performance-Based Award, satisfaction of the applicable Performance Goals unless the Participant’s employment is terminated by reason of death or Disability) with respect to any or all of such Participant’s shares of Restricted Stock.

(iv) If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Restricted Stock, if stock certificates have been issued with respect to such Award, unlegended certificates for such shares shall be delivered to the Participant upon surrender of the legended certificates.

(v) Except as provided in this subsection (v) and Sections 7(b)(i) and 7(b)(ii) and in the Award Agreement and except as otherwise determined by the Committee, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding Common Stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Restricted Stock Agreement and subject to Section 3(d) of the Plan, (A) cash dividends or distributions of property (other than Common Stock) made with respect to outstanding shares of Common Stock shall be automatically deferred and reinvested in additional shares of Restricted Stock, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends, and (B) dividends payable in Common Stock shall be paid in the form of additional shares of Restricted Stock, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends.

(c) Unrestricted Shares. The Committee may grant (or sell at a purchase price at least equal to par value) shares of Common Stock free of vesting restrictions under the Plan, to such eligible Participants and in such amounts and subject to such forfeiture provisions as the Committee shall determine in its sole discretion. Shares of Common Stock may be thus granted or sold in respect of past services, the achievement of Performance Goals or other performance criteria for awards that are not intended to qualify for the Section 162(m) Exemption.

(d) Awards and Certificates. Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates with such legends as set forth in Section 11(b), in addition to such other legends as counsel to the Company may require. The Committee may require that any certificate evidencing Restricted Stock be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Restricted Stock Award, the Participant shall have delivered a stock power permitting the Company, or any person or entity designated by the Company, to transfer legally the title of ownership in the Restricted Stock covered by such Award to a third party.

(e) 83(b) Election. Each Participant shall deliver to the Company a copy of any election filed by the Participant with the Internal Revenue Service under Section 83(b) of the Code within 30 days of the date of a grant of Restricted Stock.

(f) Transferability. No unvested shares of Restricted Stock granted under the Plan may be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than (1) pursuant to Sections 7(g) or 10 of the Plan, (2) as permitted under the terms of the Restricted Stock Agreement underlying an Award, or (3) by will or by the laws of descent and distribution and provided that the deceased Participant’s beneficiary or the representative of his estate acknowledges and agrees in writing, in a form reasonably acceptable to the Company, to be bound by the provisions of the Plan and the Restricted Stock Agreement covering such Restricted Stock as if such beneficiary or estate were the Participant. No vested shares of Restricted Stock may be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than as set forth above or as may be permitted pursuant to the terms of the Restricted Stock Agreement underlying such Award.

(g) Repurchase of Unvested Shares; Forfeiture. The Company (and/or any entity or person designated by the Company) shall have the right, but not the obligation, following a Participant’s Termination of Service (whether such termination is voluntary or involuntary, with Cause or without Cause, without regard to the reason therefor, if any) in such cases as determined by the Board, to repurchase any and all shares of Restricted Stock acquired by the Participant under the Plan that are unvested as of the date of the Participant’s Termination of Service. This repurchase right shall continue indefinitely following the Participant’s Termination of Service. The purchase price for each share of Restricted Stock acquired under this Section 7(g) shall be the price for which the Participant paid for such share of Restricted Stock, if any. For purposes of clarification, if no consideration was paid for the Participant’s Restricted Stock, the purchase price under this subsection (i) shall be zero and the Restricted Stock shall be forfeited effective as of the date of the Participant’s Termination of Service without any action by the Participant or any other person.

8.	Performance Units

(a) Administration. Performance Units may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the eligible Participants to whom and the time or times at which Performance Units shall be awarded, the number of Performance Units to be awarded to any eligible Participant, the duration of any Award Cycle and any other terms and conditions of the Award, in addition to those contained in Section 8(b).

(b) Terms and Conditions. Performance Units Awards shall be subject to the following terms and conditions:

(i) the Committee may, prior to or at the time of the grant, designate Performance Units as Qualified Performance-Based Awards, in which event it shall condition the settlement thereof upon the attainment of Performance Goals, except as otherwise provided in Section 8(b)(ii) or 10(b). If the Committee does not designate Performance Units as Qualified Performance-Based Awards, it may also condition the settlement thereof upon the attainment of Performance Goals. Regardless of whether Performance Units are Qualified Performance-Based Awards, the Committee may also condition the settlement thereof upon the continued service of the Participant. The provisions of such Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each Participant. Subject to the provisions of the Plan and the Award Agreement referred to in Section 8(b)(v), Performance Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Award Cycle;

(ii) except to the extent otherwise provided in the applicable Award Agreement or Section 8(b)(iii) or 10(b), upon a Participant’s Termination of Employment for any reason during the Award Cycle or before any applicable Performance Goals are satisfied, all rights to receive cash or stock in settlement of the Performance Units shall be forfeited by the Participant; provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining payment limitations (other than, in the case of Performance Units that are Qualified Performance-Based Awards, satisfaction of the applicable Performance Goals unless the Participant’s employment is terminated by reason of death or Disability) with respect to any or all of such Participant’s Performance Units;

(iii) a Participant may elect to further defer receipt of cash or shares in settlement of Performance Units for a specified period or until a specified event, subject in each case to the Committee’s approval and to such terms as are determined by the Committee. Subject to any exceptions adopted by the Committee, such election must generally be made prior to commencement of the Award Cycle for the Performance Units in question;

(iv) at the expiration of the Award Cycle, the Committee shall evaluate and certify the Company’s performance in light of any Performance Goals for such Award, and shall determine the number of Performance Units granted to the Participant which have been earned, and the Committee shall then cause to be delivered (A) a number of shares of Common Stock equal to the number of Performance Units determined by the Committee to have been earned, or (B) cash equal to the Fair Market Value (measured as of the expiration of the Award Cycle) of such number of shares of Common Stock to the Participant, or any combination of the payment forms in (A) and (B), with the Committee having the right to determine the form of payment (subject to any deferral pursuant to Section 8(b)(iii)); and

(v) each Award of Performance Units shall be confirmed by, and be subject to, the terms of an Award Agreement.

9.	Other Stock-Based Awards

Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including (without limitation) dividend equivalents and convertible debentures, may be granted either alone or in conjunction with other Awards granted under the Plan. Each Award of other stock-based Awards shall be confirmed by, and be subject to, the terms of an Award Agreement.

10.	Adjustments; Change in Control.

(a) Changes in Capital Structure. Subject to Section 10(b), if the Common Stock is changed by reason of a change in corporate capitalization, such as a stock split, reverse stock split, stock dividend or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization, the Committee shall make such adjustments in the maximum limitations upon number and class of shares of stock with respect to which Awards may be granted under the Plan and shall make such adjustments as shall be equitable and appropriate in order to make any outstanding Awards, as nearly as may be practicable, equivalent to such Awards outstanding as of the effective date of such transaction. Anything contained in the Plan to the contrary notwithstanding, in the case of ISOs, no adjustment under this Section 10(a) shall be appropriate if such adjustment (i) would constitute a modification, extension or renewal of such ISOs within the meaning of Sections 422 and 424 of the Code, and the regulations promulgated by the Treasury Department thereunder, or (ii) would, under Section 422 of the Code and the regulations promulgated by the Treasury Department thereunder, be considered the adoption of a new plan requiring stockholder approval.

(b) Change in Control.

(i) Unless the treatment of a Participant’s Award upon a Change in Control is specifically addressed in the Participant’s Award Agreement (including any notice of grant attached thereto) the following provision shall apply. With respect to any Option that vests based solely on a Participant’s continued employment or service with the Company (i.e., excluding performance-based options), vesting of 25% of the Option shall be accelerated upon a Change in Control, subject to the Participant’s continued employment or service with the Company through the date of the Change in Control, such that an additional 25% of the Option becomes vested upon the Change in Control, and the remainder of the Option, if not terminated in connection with the Change in

Control, shall continue to vest pursuant to the original vesting schedule set forth in the Option Agreement (including the Notice of Grant). For example, if 25% of a Participant’s Option will vest based on continued service on April 1, 2009 and on each of the next three anniversaries thereof, a Change in Control occurs on May 1, 2009, and the Option is assumed in connection with the transaction, 25% of the Option will have vested prior to the Change in Control, 25% will vest upon the Change in Control, 25% will vest on April 1, 2011 and 25% will vest on April 1, 2012 (subject to the Participant’s continued employment or service). If the Option is not assumed or substituted in connection with the Change in Control, 50% of the Option will have vested as of the closing of the Change in Control and the remainder will be terminated without any payment therefor.

(ii) In addition, notwithstanding any provision of the Plan to the contrary, in the event of a Change in Control, the Committee may, in its sole discretion, further accelerate the vesting of any or all of the Awards at the time of a Change in Control. The Committee may also make additional adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes, including, without limitation, canceling any Option or SAR if the Option Price or base price of such Option or SAR exceeds the price paid for a share of Common Stock or Preferred Stock, as applicable, in connection with a Change in Control; provided, however, that in the event of the assumption of outstanding Awards by, or the substitution for such Awards of new awards covering the stock of, the surviving, successor or purchasing corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number, kind and option prices of shares subject to such awards, the Committee shall, in the case of ISOs, to the extent not inconsistent with the best interests of the Company or its Affiliates (such best interests to be determined in good faith by the Committee in its sole discretion), use its best efforts to ensure that any such assumption or substitution will not constitute a modification, extension or renewal of the ISOs within the meaning of Section 424(h) of the Code and the regulations promulgated by the Treasury Department thereunder.

(iii) Notwithstanding any provision of the Plan to the contrary, in the event of a Change in Control, the unvested and/or unexercised portion of any Option or SAR, to the extent not assumed by, or substituted for new options or stock appreciation rights covering the stock of, the surviving, successor or purchasing corporation, or a parent or subsidiary thereof, in connection with such Change in Control, shall terminate and shall no longer be exercisable as of the later of (1) consummation of such Change in Control and (2) twenty (20) days following the date on which the Participant is notified by the Company that the Option will terminate in connection with such Change in Control.

(c) Any adjustments referred to in Section 10(a) or (b) shall be made by the Committee in its sole discretion and shall be conclusive and binding on all persons.

(d) “Change in Control” shall mean the first to occur of the following events: (i) the consummation of a merger, reorganization, consolidation or sale or other transfer of all or substantially all of the assets of the Company or of all or substantially all of the combined voting power of the Company’s then outstanding voting securities (“Outstanding Voting Securities”) (a “Corporate Transaction”), excluding, however, such a Corporate Transaction pursuant to which all or substantially all of the persons who are the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of the Outstanding Voting Securities of the corporation or other entity resulting from such Corporate Transaction; and (ii) approval by the holders of a majority of the Outstanding Voting Securities of a liquidation or dissolution of the Company.

11.	Restrictions on Restricted Stock, Options and Optioned Shares.

(a) Compliance With Securities Laws. No Awards shall be granted under the Plan, and no shares of Common Stock shall be issued and delivered upon the exercise of Options or SARs granted under the Plan, unless and until the Company and/or the Participant shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction.

(b) Representations; Legends. The Committee in its discretion may, as a condition to the grant or exercise of any Award or exercise of any Option granted under the Plan, require a Participant (i) to represent in writing that the shares of Common Stock received in connection with such Award are being acquired for investment and not with a view to distribution and (ii) to make such other representations and warranties as are deemed appropriate by counsel to the Company. Stock certificates representing shares of Common Stock acquired upon the grant or vesting of an Award or the exercise of Options or SARs that have not been registered under the Securities Act shall, if required by the Committee, bear the following legend (together with any legend required under the Participant’s Award Agreement):

THE SALE AND ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION OR (II) THERE IS AN OPINION OF COUNSEL OR OTHER EVIDENCE, IN EITHER CASE, SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION THEREFROM IS AVAILABLE AND THAT SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH THE ACT AND APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION.

TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN AN AWARD AGREEMENT BETWEEN THE ISSUER AND A PARTICIPANT IN THE ISSUER’S AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN, AS AMENDED AND/OR RESTATED FROM TIME TO TIME. NO TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. SUCH AGREEMENTS MAY BE INSPECTED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

12.	Public Offering.

(a) In the event that the Company files a registration statement under the Securities Act with respect to an underwritten public offering of any Common Stock, each Participant shall be prohibited from effecting any public sale or distribution of any Common Stock (other than as part of such underwritten public offering), including, but not limited to, pursuant to Rule 144 or Rule 144A under the Securities Act, during the “lock-up” period established by the Committee, which lock-up period shall be no shorter than that required by the underwriters of such public offering.

(b) Without limiting the foregoing clause (a), if (1) during the last 17 days of the “lock up” period the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the “lock up” period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the “lock up” period, the restrictions imposed by this Section 12 shall continue to apply until no earlier than the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event (or no earlier than the 16th day, if the Company does not issue the earnings release).

13. Effective Date of Plan. The effective date of this Amended and Restated 2004 Equity Incentive Plan shall be October 19, 2010.

14. Expiration and Termination of the Plan. Except with respect to Awards then outstanding, the Plan shall expire on the date (the “Expiration Date”) which is the first to occur of (i) the tenth anniversary of the date on which this Amended and Restated 2004 Equity Incentive Plan is approved by the stockholders of the Company or adopted by the Board, whichever is earlier, and (ii) the date as of which the Board, in its sole discretion, determines that the Plan shall terminate. Any Awards outstanding as of the Expiration Date shall remain in effect until they have been exercised or terminated or have expired by their respective terms.

15. Amendment of Plan. The Board may at any time prior to the Expiration Date modify and amend the Plan in any respect; provided, however, that stockholder approval shall be obtained prior to any such amendment becoming effective if such approval is required by law or is necessary to comply with regulations promulgated by the Securities and Exchange Commission under Section 16(b) of the Exchange Act or with Section 422 of the Code or the regulations promulgated by the Treasury Department thereunder and, provided, further that, no amendment, modification, termination or suspension of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the Participant holding such Award, except that no such consent shall be required if the Committee determines in its sole discretion that such amendment, modification or termination either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation, stock exchange rule, over-the-counter market rule, or to meet the requirements of any intended accounting treatment, (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, unless such diminishment has been or will be adequately compensated, or (iii) is permitted under other provisions of the Plan or the Award.

16. No Evidence of Employment or Service Relationship. Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant any right with respect to the continuation of his or her employment by, or service relationship with, the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate (subject to the terms of any separate agreement to the contrary), at any time to terminate such employment or service relationship or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. For purposes of clarification, Awards granted under the Plan shall not guarantee employment for the length of all, or any portion, of the vesting schedule of any Award.

17. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or an Affiliate, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or an Affiliate, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan will be interpreted, construed and administered consistent with its status as a plan that is not subject to ERISA.

18. Captions. The use of captions in the Plan is for convenience. The captions are not intended to provide substantive rights.

19. Disqualifying Dispositions. If Optioned Shares acquired by exercise of an ISO granted under the Plan are disposed of either within two years following the Grant Date of the ISO or one year following the transfer of the Optioned Shares to the Participant (a “Disqualifying Disposition”), the holder of the Optioned Shares shall, immediately prior to such Disqualifying Disposition, notify the Company in writing of the date and terms of such Disqualifying Disposition and provide such other information regarding the Disqualifying Disposition as the Committee may reasonably require.

20. Withholding Taxes. Whenever under the Plan shares of Common Stock are to be delivered to a Participant, the Company shall be entitled to require as a condition of delivery that the Participant remit or, in appropriate cases, agree to remit when due, an amount sufficient to satisfy all current or estimated future federal, state and local withholding tax and employment tax requirements relating thereto. The Committee may in its discretion permit the minimum statutorily required withholding obligations be satisfied by having the Company withhold a portion of the shares that would otherwise be issued to a Participant upon grant or vesting of an Award or the exercise of an Option or SAR. At the time of a Disqualifying Disposition, the Participant shall remit to the Company in cash the amount of any applicable federal, state and local withholding taxes and employment taxes or shall make other arrangements, subject to the approval of the Committee, to satisfy such Participant’s withholding obligations, if any.

21. Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Committee during his or her lifetime.

22. Governing Law. The validity and construction of the Plan and the instruments evidencing the Awards granted hereunder shall be governed by the substantive laws of the State of Delaware.

AMENDMENT

TO THE

AMENDED AND RESTATED NETSPEND HOLDINGS, INC.

2004 EQUITY INCENTIVE PLAN

(As Amended and Restated Effective as of May 4, 2004)

WHEREAS, NetSpend Holdings, Inc. (the “Company”) established the Amended and Restated NetSpend Holdings, Inc. 2004 Equity Incentive Plan (the “Plan”) to further the growth and success of the Company and to provide a means of rewarding outstanding service by employees and consultants of the Company;

WHEREAS, Section 15 of the Plan provides that the board of directors of the Company may modify and amend the Plan at any time;

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated February 19, 2013 by and among Total System Services, Inc., a Georgia corporation (“TSYS”), General Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and the Company, certain outstanding stock options and the restricted share awards issued under the Plan will be converted into stock options and restricted share awards with respect to the common stock of TSYS (together, the “Converted Awards”);

WHEREAS, the Company desires to amend the Plan to refer to the common stock of TSYS rather than the common stock of the Company, to transfer authority to administer the Plan to the Compensation Committee of the board of directors of TSYS, and to make certain other administrative amendments, to be effective upon the effective time of the Merger.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 2(e) is amended to read as follows:

“Board” means the Board of Directors of Total System Services, Inc.

2. Section 2(i) is amended to read as follows:

“Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer the Plan.

3. Section 2(j) is amended to read as follows:

“Common Stock” means the common stock, $.10 par value per share, of Total System Services, Inc.

4. Section 3(b) is amended to delete the term “Company’s” in clause (ii) thereof and replace it with “Total System Services, Inc.’s”

5. Section 5(f)(iv) is amended to delete the phrase “of the Company” .

6. The first sentence of Section 7(b)(v) is amended to delete the phrase “of the Company”.

7. Section 14 is amended to delete the term “Board” in clause (i) thereof and replace it with “Board of Directors of NetSpend Holdings, Inc.”

8. Section 14 is amended to delete the term “Board” in clause (ii) thereof and replace it with “Committee”.

9. Section 15 is amended to delete the term “Board” and replace it with “Committee”.

Except as otherwise expressly amended by this Amendment, all the provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of this 1st day of July, 2013.

NETSPEND HOLDINGS, INC.

By:	/s/ Daniel R. Henry

Title:	Chief Executive Officer